Contact:	Investors:
Kevin C. O’Boyle	Stephanie Carrington/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7017/7030
858-909-1800	scarrington@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

NUVASIVE REPORTS FOURTH QUARTER AND FULL YEAR 2005

FINANCIAL RESULTS

– Projects 41% to 46% Full Year 2006 Revenue Growth –

Fourth Quarter Highlights:

•	Total revenues increased to $18.6 million; 57% higher than the fourth quarter of 2004

•	Gross profit increased to $15.3 million; 72% higher than the fourth quarter of 2004

•	Gross margin increased to 82.3%; 700 basis points higher than the fourth quarter of 2004

•	Surgeons trained on MAS™ Platform increased to 113; 140% over the fourth quarter of 2004

•	Sales force exclusivity increased from 30% at the end of the third quarter of 2005 to 60% at year-end and to 70% in February 2006

•	Filed IDE with FDA for NeoDisc™ cervical nucleus-like replacement device

SAN DIEGO, February 16, 2006 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today fourth quarter and full year financial results for the period ended December 31, 2005.

The Company reported fourth quarter revenues of $18.6 million, a 57% increase over the $11.8 million for the fourth quarter of 2004 and a 23% increase over the $15.1 million for the third quarter of 2005. Full year 2005 revenues were $61.8 million, a 61% increase over the $38.4 million for the full year 2004. Maximum Access Surgery (MAS) revenues for the fourth quarter of 2005 were $14.8 million compared to $9.1 million for the fourth quarter of 2004 and $11.7 million for the third quarter of 2005.

Gross profit for the fourth quarter of 2005 was $15.3 million with a gross margin of 82.3%, compared with a gross profit of $8.9 million with a gross margin of 75.3% in the fourth quarter of 2004. For the third quarter of 2005, gross profit was $11.8 million with a gross margin of 78.2%. For the full year, gross profit was $49.4 million with a gross margin of 79.9%. This compares with gross profit of $28.2 million with a gross margin of 73.4% for the full year 2004.

The continued strong gross margin for the fourth quarter of 2005 was due primarily to the revenue mix of 80% MAS revenues and 20% classic fusion revenues and to the mix of products within MAS, specifically NeuroVision® and MaXcess® disposables and specialized implants. MAS products generally have a higher margin than classic fusion products.

Total operating expenses for the fourth quarter of 2005 were $19.7 million, compared with $11.9 million in the fourth quarter of 2004 and $30.6 million in the third quarter of 2005. Total operating expenses for the full year 2005 were $80.9 million, compared with $42.8 million for the full year 2004. The quarter-over-quarter and year-over-year increases are due primarily to (i) additional sales and marketing expenses related to the Company’s program to transition its sales force toward exclusivity; (ii) in-process research and development costs of $12.9 million incurred in the third quarter of 2005 related to acquisition activity, (iii) continued investment in the Company’s next generation MAS products, accelerated surgeon and sales representative training, and marketing related costs and; (iiii) research and development costs associated with the Company’s filing for Investigational Device Exemptions (IDE) from the United States Food and Drug Administration (FDA) to investigate the safety and efficacy of its NeoDisc™ cervical nucleus-like replacement device and its Cerpass cervical total disc replacement (TDR) device.

On a GAAP basis for the three-month period ended December 31, 2005, the Company reported a net loss of $4.2 million or $0.17 per share. On a non-GAAP basis, the fourth quarter net loss was $3.4 million, or $0.14 per share. On a GAAP basis for the full year period ended December 31, 2005, the Company reported a net loss of $30.3 million, or $1.24 per share. On a non-GAAP basis, full year net loss was $13.2 million, or $0.54 per share. Non-GAAP net loss calculations exclude amortization of acquired intangible assets, stock-based compensation, in-process research and development charges and certain other costs.

Cash, cash equivalents and short-term investments were $19.5 million at December 31, 2005.

During 2005, NuVasive launched a total of nine new products, as previously announced. The nine products launched during the year included: MaXcess II Retraction System; NeuroVision software upgrade / harness and dual electrodes; ExtenSure™ interspinous dynamic stabilization and fusion system; SpheRx® Dual Ball Rod (DBR™) Minimally Disruptive Fixation System; SmartPlate Gradient CLP; Insulated Pedicle Access System (I-PAS™); and CoRoent® Large Tapered, CoRoent Large Contoured and CoRoent XLR Implants.

During the fourth quarter, the Company filed for an IDE with the US Food and Drug Administration (FDA) for its NeoDisc™ investigational device, which was acquired during the third quarter from Pearsalls Limited as part of a larger suite of embroidery technology. NeoDisc™ offers NuVasive the potential to be first to the U.S. market with a nucleus-like device designed to preserve motion in the cervical region of the spine and could help fill the gap between pre-surgical treatment and Total Disc Replacement (TDR) or spine fusion.

Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “We are extremely pleased with our fourth quarter and full year results. With 57% fourth quarter revenue growth year-over-year and 113 surgeons trained, we continue to increase our penetration of the US spine market. We have achieved considerable success in both introducing new surgeons to our MAS platform and expanding relationships with current MAS users as our product line expands.”

Mr. Lukianov continued, “2005 was a successful year, characterized by innovation and growth. Surgeons are increasingly recognizing the value of our MAS platform and the benefits it affords of reducing surgery time, shorter hospitalization and decreased rehabilitation time. The launch of our nine new products in 2005 demonstrates our continued commitment to enhance our products to ensure we stay ahead of the competitive curve. In 2006, we plan to make another competitive leap, with numerous new products including enhancements to NeuroVision, MaXcess and more specialized implants as well as motion preservation clinical trials. With sales force exclusivity now at 70% and growing, we are optimistic that 2006 will see substantial growth once again.”

Guidance

For the full year 2006, the Company expects revenue to be in the range of $87.0 million to $90.0 million, representing a 41% to 46% increase over 2005 revenue. For the first quarter of 2006, the Company expects revenue to be in the range of $18.5 million to $19.0 million. The Company expects to break-even, excluding stock-based compensation and acquisition-related charges, in the fourth quarter of 2006.

The Company will begin expensing stock options and other equity based compensation in the first quarter of 2006. The Company currently estimates that the related expense for 2006 will be in the range of $12 million to $13 million. This estimate is subject to change based on, among other variables, the actual number of new stock options granted in 2006, the timing of those grants and the share price on the date of any future grants.

Secondary Offering

In early February of 2006, NuVasive completed an underwritten public offering of 7,829,120 shares of its common stock for $19.25 per share, with aggregate net proceeds to NuVasive of $142.3 million. The Company expects proceeds from this offering will be used to expand sales and marketing activities, fund research and development relating to potential new products, acquire or invest in complementary products or technologies, finance continued development costs related to assets and technology recently acquired, and finance regulatory approval activities and clinical trials. The Company also expects to use up to an aggregate of $31.5 million of the net proceeds to fund milestone payments to Pearsalls Limited related to the Company’s acquisition of the NeoDisc investigational device.

AAOS

NuVasive will be participating in the American Academy of Orthopaedic Surgeons (AAOS) 2006 Annual Meeting at McCormick Place in Chicago, IL, March 22-26, 2006.

At the AAOS 2005 Annual Meeting, the Company will be showcasing its leading spine surgery products and technologies including the most recent additions to the Company’s MAS™ platform. NuVasive products and technologies will be located at Booth 4656.

Non-GAAP Information

Management uses certain non-GAAP financial measures, such as non-GAAP gross profit, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share, which exclude the following charges: (i) stock based compensation, (ii) charges directly related to acquisition transactions such as in-process research and development, amortization of the acquired technology assets and certain other non-recurring internal costs incurred as a result of the transaction, and (iii) certain other amounts related to non-recurring events. Management does not consider these costs in evaluating the continuing operations of the Company because management believes they are not indicative of the ongoing business operations. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-period financial performance of its core business operations. Management believes that although it is important for investors to understand GAAP measures, providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in a way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

Conference Call

NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are (877) 407-4018 for domestic callers, and (201) 689-8471 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.

After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through March 16, 2006. In addition, a telephonic replay of the call will be available until March 9, 2006. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 188975.

About NuVasive

NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2.9 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.

The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision, a proprietary software-driven nerve avoidance system; MaXcess, a unique split-blade design retraction system; and specialized implants, like SpheRx and CoRoent—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR).

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue projections may turn out to be incorrect because of unanticipated difficulty in selling products; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices such as the NeoDisc, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

# # #

NUVASIVE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$12,545	$8,560
Short-term investments	6,945	50,593
Accounts receivable, net	11,662	6,770
Inventory, net	11,870	5,249
Prepaid expenses and other current assets	1,496	826

Total current assets	44,518	71,998
Property and equipment, net	17,974	8,725
Intangible assets, net	8,894	—
Other assets	104	29

Total Assets	$71,490	$80,752

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,102	$6,207
Accrued payroll and related expenses	5,587	3,135

Total current liabilities	11,689	9,342
Long-term liabilities	1,665	13
Stockholders equity:
Common stock	25	24
Additional paid-in capital	168,143	153,323
Deferred compensation	(1,195)	(3,441)
Accumulated other comprehensive loss	(32)	(43)
Accumulated deficit	(108,805)	(78,466)

Total stockholders’ equity	58,136	71,397

Total liabilities and stockholders’ equity	$71,490	$80,752

NUVASIVE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31, 2005				Three Months Ended December 31, 2004
	GAAP Basis	Adjustments		Non-GAAP Basis	GAAP Basis	Adjustments		Non-GAAP Basis
Revenues:
MAS	$14,839	$—		$14,839	$9,118	$—		$9,118
Classic Fusion	3,716	—		3,716	2,704	—		2,704

Total revenues	18,555	—		18,555	11,822	—		11,822
Cost of goods sold	3,285	(77	) D	3,208	2,919	—		2,919

Gross profit	15,270	77		15,347	8,903	—		8,903
Operating expenses:
Research and development	2,875	—		2,875	3,493	—		3,493
Sales and marketing	11,319	—		11,319	5,834	—		5,834
General and administrative	4,895	(135	) F	4,760	1,710	—		1,710
Stock-based compensation	585	(585	) A	—	899	(899	) A	—
In-process research and development	—	—		—	—	—		—

Total operating expenses	19,674	(720)		18,954	11,936	(899)		11,037
Interest income (expense), net	206	—		206	307	—		307
Other expense, net	—	—		—	(35)	—		(35)

Net loss	$(4,198)	$797		$(3,401)	$(2,761)	$899		$(1,862)

Historical net loss per share:
Basic and diluted	$(0.17)			$(0.14)	$(0.12)			$(0.08)

Weighted average shares- basic and diluted	25,025			25,025	23,675			23,675

A -	Elimination of non-cash stock-based compensation.

B -	Write-off of investments in fixed assets and inventory related to the initial alpha/beta testing of the Company’s own cervical plate under development. These were written-off in connection with the acquisition of cervical plate technology from RSB Spine.

C -	Due diligence costs associated with an abandoned technology acquisition and legal costs that are not expected to be ongoing and that management has determined should not be considered in evaluating the continuing operations of the Company.

D -	Amortization of the increase in the fair value on the date of acquisition of inventory acquired from RSB Spine.

E -	In-process research and development expense resulting from the Pearsall's asset acquisition.

F -	Amortization of technology assets purchased from RSB Spine and Riverbend.

NUVASIVE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Twelve Months Ended December 31, 2005				Twelve Months Ended December 31, 2004
	GAAP Basis	Adjustments		Non-GAAP Basis	GAAP Basis	Adjustments		Non-GAAP Basis
Revenues:
MAS	$48,983	$—		$48,983	$28,135	$—		$28,135
Classic Fusion	12,806	—		12,806	10,268	—		10,268

Total revenues	61,789	—		61,789	38,403	—		38,403
Cost of goods sold	12,392	(651)	B/D	11,741	10,228	—		10,228

Gross profit	49,397	651		50,048	28,175	—		28,175
Operating expenses:
Research and development	10,386	—		10,386	8,348	—		8,348
Sales and marketing	37,701	—		37,701	19,740	—		19,740
General and administrative	16,867	(543)	C/F	16,324	8,584	—		8,584
Stock-based compensation	3,040	(3,040)	A	—	6,143	(6,143)	A	—
In-process research and development	12,897	(12,897)	E	—	—	—		—

Total operating expenses	80,891	(16,480)		64,411	42,815	(6,143)		36,672
Interest income (expense), net	1,155	—		1,155	477	—		477
Other expense, net	—	—		—	(47)	—		(47)

Net loss	$(30,339)	$17,131		$(13,208)	$(14,210)	$6,143		$(8,067)

Historical net loss per share:
Basic and diluted	$(1.24)			$(0.54)	$(0.91)			$(0.52)

Weighted average shares- basic and diluted	24,473			24,473	15,605			15,605

A -	Elimination of non-cash stock-based compensation.

B -	Write-off of investments in fixed assets and inventory related to the initial alpha/beta testing of the Company’s own cervical plate under development. These were written-off in connection with the acquisition of cervical plate technology from RSB Spine.

C -	Due diligence costs associated with an abandoned technology acquisition and legal costs that are not expected to be ongoing and that management has determined should not be considered in evaluating the continuing operations of the Company.

D -	Amortization of the increase in the fair value on the date of acquisition of inventory acquired from RSB Spine.

E -	In-process research and development expense resulting from the Pearsall's asset acquisition.

F -	Amortization of technology assets purchased from RSB Spine and Riverbend.

NUVASIVE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Operating activities:
Net loss	$(4,198)	$(30,339)
Add back non-cash expenses
Depreciation and amortization	1,718	4,359
Write-off of cervical plate inventory	—	497
In-process research and development	—	12,897
Stock-based compensation	585	3,040
Other non-cash adjustments	113	1,020
Changes in operating assets and liabilities:
Accounts receivable	(2,188)	(5,219)
Inventory	1,386	(6,864)
Other current and long term assets	(149)	(370)
Accounts payable and accrued liabilities	(1,334)	(1,303)
Accrued payroll and related expenses	1,266	2,427

Net cash used in operating activities	(2,801)	(19,855)
Investing activities:
Cash paid for business combinations	—	(8,800)
Purchases of property and equipment	(3,353)	(12,675)
Sales of short-term investments, net	9,065	43,648
Other	(75)	(75)

Net cash provided by investing activities	5,637	22,098
Financing activities:
Payment of capital leases	—	(18)
Issuance of common stock	693	1,760

Net cash provided by financing activities	693	1,742

Increase in cash and cash equivalents	3,529	3,985
Cash and cash equivalents at beginning of period	9,016	8,560

Cash and cash equivalents at end of period	$12,545	$12,545